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                                                                     Exhibit 5.1

                                January 29, 1997


View Tech, Inc.
950 Flynn Road
Camarillo, CA 93012
Attn: Robert G. Hatfield

          Re: View Tech, Inc.'s Registration Statement on Form SB-2 File No. 333-19597
               ------------------

Dear Ladies and Gentlemen:

          We have examined the Registration Statement on Form SB-2 (File No. 333-19597) (the "Registration Statement") originally filed by View Tech, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on January 10, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of shares of common stock, $0.0001 par value ("Common Stock") of the Company as follows: (i) an aggregate of 575,000 shares of Common Stock which are being offered for sale by the Company pursuant to outstanding warrants at an exercise price of $5.00 per share (the "Public Warrants"); and (ii) 1,287,688 shares of Common Stock acquired by certain selling stockholders in private transactions which are being offered for the accounts of such selling stockholders, which consist of (A) an aggregate of 726,688 shares of Common Stock, (B) an aggregate of 266,000 shares of Common Stock which are being offered for sale by the Company pursuant to outstanding options at exercise prices ranging from $5.00 to $7.38 per share (the "Options") and (C) an aggregate of 295,000 shares of Common Stock which are being offered by the Company pursuant to Common Stock purchase warrants at exercise prices ranging from $6.25 to $7.15 per share (the "Private Warrants") (such 575,000 shares of Common Stock and such 1,287,688 shares of Common Stock, collectively, the "Shares").

          As your special counsel in connection with the transactions described in the Registration Statement, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

          In addition, we have reviewed the Certificate of Incorporation, as amended, and Bylaws of the Company, as well as resolutions adopted by the Company's Board of Directors authorizing the above-described issuances. We have also acted as counsel for the Company with respect to certain matters in connection with the above-
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View Tech, Inc.                                               January 29, 1997
                                                                        Page 2

described issuances and preparation of the required filings with the Securities and Exchange Commission and the various relevant state regulatory agencies. We have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinions set forth below.

     It is our opinion that, upon conclusion of the proceedings being taken or contemplated by us, as your special counsel, to be taken prior to the issuance of the Shares and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required:

     1. The Shares, when issued in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     In addition, it is our opinion that:

     2. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

     We consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.



                         Very truly yours,

                         /s/ BROBECK, PHLEGER & HARRISON LLP

                         BROBECK, PHLEGER & HARRISON LLP